EXHIBIT 99.1

Contacts:	Alexion Pharmaceuticals, Inc. David Keiser President & COO 203-272-2596	Noonan Russo Robert Stanislaro (Media) 212-845-4268	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Reports Third Quarter and Nine Month Results

Cheshire, Conn., June 3, 2005 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for its third fiscal quarter and nine months ended April 30, 2005.

For the quarter ended April 30, 2005, Alexion (the “Company”) reported revenues of $151,000 compared to $168,000 for the same period last year. The slight decrease was attributable to a decrease in research grant revenues.

Total operating expenses for the quarter were $29.8 million compared to $14.4 million in the same quarter last year. The Company’s research and development expenses for the three-month period ended April 30, 2005 were $25.0 million compared to $10.8 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs related to the four ongoing Phase III clinical trials of the Company’s lead compounds, pexelizumab and eculizumab, higher payroll and benefits costs to support progressing enrollment in the clinical trials and higher manufacturing expenses. These expenditures were partially offset by the remaining $1.3 million non-refundable deferred research and development payment received from XOMA (U.S.) LLC (“XOMA”), which was recognized now due to termination of the XOMA collaboration this quarter. The Company’s general and administrative expenses were $4.8 million for the three months ended April 30, 2005 compared to $3.6 million for the same period last year. The increase resulted principally from higher personnel costs to support the continued growth of the Company’s operations, as well as greater expenses associated with pre-marketing and commercial development activities.

The Company posted investment income for the quarter of $1.7 million compared to $720,000 for the same period last year, reflecting higher market interest rates and higher principal. The higher principal is a result of a temporary increase in marketable securities due to the sale of the $150 million principal amount of 1.375% convertible senior notes (“1.375% Notes”) in January 2005, and the proceeds remaining invested until March 2005 when they were used to redeem the Company’s $120 million principal amount of 5.75% convertible subordinated notes (“5.75% Notes”). Interest expense was $1.6 million for the three months ended April 30, 2005, compared to $1.9 million for the three months ended April 30, 2004. The decrease in interest expense is attributable to the lower interest rate for the 1.375% Notes. The Company recorded a $3.2 million loss from early extinguishment of the 5.75% Notes, which consisted of the write-off of the remaining balance of deferred financing costs of $1.2 million and the redemption premium of $2.0 million. For the three months ended April 30, 2005, the Company recorded a state tax benefit of $252,000. For the same period last year, the state tax benefit was $186,000.

The Company incurred a net loss for the quarter of $32.5 million, or $1.16 per common share, versus a net loss of $15.2 million, or $0.69 per common share, for the same three-month period in 2004.

For the nine months ended April 30, 2005, the Company’s revenues were $861,000 compared to $462,000 for the period ended April 30, 2004. The increase resulted from an increase in grant revenues related to the Company’s research programs.

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Total operating expenses were $76.5 million and $51.7 million for the nine months ended April 30, 2005 and 2004, respectively. Research and development expenses were $63.8 million for the nine months ended April 30, 2005 compared to $42.0 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs, additional headcount and increased manufacturing expenses, partially offset by the recognition of the deferred research payment received from XOMA. General and administrative expenses were $12.7 million for the nine months ended April 30, 2005 compared to $9.7 million for the nine months ended April 30, 2004. The increase resulted principally from higher personnel and professional services to support the continued growth of the Company’s operations, as well as greater expenses associated with pre-marketing and commercial development activities.

Investment income was $3.9 million for the nine months ended April 30, 2005 compared to $2.7 million for the nine months ended April 30, 2004. The increase in investment income resulted primarily from higher market interest rates and higher principal. Interest expense was $5.4 million for the nine months ended April 30, 2005 compared to $5.8 million for the nine months ended April 30, 2004. The decrease in interest expense is attributable to the lower interest rate for the 1.375% Notes. The Company recorded a $3.2 million loss from early extinguishment of the 5.75% Notes. For the nine months ended April 30, 2005, the Company recorded a state tax benefit of $402,000. For the same period last year, the state tax benefit was $319,000.

After accounting for a one-time net gain of $3.8 million resulting primarily from the extinguishment of the note payable of its Columbus Farming Corporation subsidiary due to the termination of the Unigraft xenotransplantation program, the Company incurred a net loss for the nine months ended April 30, 2005 of $76.1 million, or $2.74 basic and diluted net loss per common share, compared to a net loss of $54.0 million, or $2.54 basic and diluted net loss per common share, for the same period last year.

Based on the nine month results and following further prioritization of clinical activities, research and development efforts, pre-marketing development activities and scheduling of manufacturing activities, management’s guidance for the net loss for the year ending July 31, 2005, is now expected to be in a range of $106 to $110 million versus the $105 to $115 million range previously cited.

“During the third quarter, enrollment in both the TRIUMPH and SHEPHERD eculizumab pivotal PNH trials continued to progress and we remain on track to finish randomization in TRIUMPH and enrollment in SHEPHERD this summer,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “Patient enrollment in the pivotal PRIMO-CABG2 trial for pexelizumab is also on course and we expect this trial to be fully enrolled during the summer. This puts us in position for an exciting and important year as we move our two lead antibody product candidates closer to commercialization.”

As of April 30, 2005, Alexion had $226.6 million in cash, cash equivalents and marketable securities as compared to $266.5 million at July 31, 2004. The decrease in cash was primarily due to the redemption of the $120 million 5.75% Notes and the funding of operating activities, partially offset by the sale of the 1.375% convertible senior notes for $145.2 million net of financing fees. The net proceed from the sale of the 1.375% Notes, less the redemption of the 5.75% Notes, was $23.2 million.

“Our successful $150 million 1.375% convertible note financing, coupled with the redemption of the higher interest bearing 5.75% Notes, is resulting in significant savings in interest expense, furthering our prudent fiscal management of non-operating costs. This takes on increased importance as we complete our clinical development for eculizumab and pexelizumab and ramp up our pre-launch commercialization activities,” said David W. Keiser, President and Chief Operating Officer of Alexion.

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Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment (SPA) process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Also under the SPA process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab is also in Phase II clinical development in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

This news release contains forward-looking statements, including, without limitation, statements relating to projected net loss for the Company’s fiscal year ending July 31, 2005 and the timing of completion of enrollment and the randomization phase in certain of the Company’s ongoing Phase III clinical trials. Such statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals(P&GP) for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2004 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward- looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004
CONTRACT RESEARCH REVENUES	$151	$168	$861	$462

OPERATING EXPENSES
Research and development	25,021	10,792	63,772	42,004
General and administrative	4,777	3,569	12,736	9,683

Total operating expenses	29,798	14,361	76,508	51,687

Operating loss	(29,647)	(14,193)	(75,647)	(51,225)

OTHER INCOME AND EXPENSE
Investment income	1,729	720	3,946	2,715
Interest expense	(1,600)	(1,926)	(5,429)	(5,781)
Gain from extinguishment of note payable	—	—	3,804	—
Loss from early extinguishment of convertible notes	(3,184)	—	(3,184)	—

Loss before state tax benefit	(32,702)	(15,399)	(76,510)	(54,291)

State tax benefit	252	186	402	319

Net loss	$(32,450)	$(15,213)	$(76,108)	$(53,972)

BASIC AND DILUTED NET LOSS PER SHARE	$(1.16)	$(0.69)	$(2.74)	$(2.54)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	27,938	21,969	27,793	21,268

Balance Sheet Data

(dollars in thousands)

	Apr 30, 2005 (unaudited)	Apr 30, 2004 (unaudited)	July 31, 2004 (audited)
Cash, cash equivalents and marketable securities	$226,576	$204,173	$266,501
Total assets	$280,579	$253,265	$319,575
Net stockholders’ equity	$98,400	$111,862	$172,522

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